EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Electronics for Imaging Inc., which appears in Electronics for Imaging Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

PricewaterhouseCoopers LLP

San Jose, California

August 10, 2006